Exhibit 99.1

Syntel Reports Fourth Quarter and Full Year 2014 Financial Results

Highlights:

•	Q4 revenue of $235.3M, up 5% from year-ago quarter, and 3% sequentially

•	Q4 EPS of $0.84 per diluted share, up 6% from year-ago quarter, and 15% sequentially

•	Full year 2014 revenue of $911.4M, an increase of 11% over the prior-year period

•	Full year 2014 EPS of $2.97 per diluted share, an increase of 13% over the prior-year period

•	2014 year-ending cash & short term investments of $867.1M

•	Global Headcount of 24,553 on December 31, 2014, up 4% from year-ago quarter

TROY, Mich. – February 19, 2015 –Syntel, Inc. (Nasdaq:SYNT), a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies, today announced financial results for the fourth quarter and full year, ended December 31, 2014.

Fourth Quarter Financial Highlights

Syntel’s revenue for the fourth quarter increased five percent to $235.3 million from $223.3 million in the prior-year period, and three percent from $228.3 million in the third quarter of 2014. During the fourth quarter, Banking and Financial Services accounted for 50.4 percent of total revenue, with Retail, Logistics and Telecom at 16.3 percent, Insurance at 15.4 percent, Healthcare and Life Sciences at 14.6 percent and Manufacturing at 3.3 percent.

The Company’s gross margin was 41.4 percent in the fourth quarter, compared to 47.1 percent in the prior-year period and 41.4 percent in the third quarter of 2014. Selling, General and Administrative (SG&A) expenses were 10.2 percent of revenue in the fourth quarter, compared to 13.3 percent in the prior-year period and 11.6 percent in the previous quarter.

The fourth quarter income from operations was 31.2 percent of revenue as compared to 33.7 percent in the prior-year period and 29.8 percent in the third quarter.

Net income for the fourth quarter was $70.7 million or $0.84 per diluted share, compared to $66.3 million or $0.79 per diluted share in the prior-year period and net income of $61.6 million or $0.73 per diluted share in the third quarter of 2014.

Full Year 2014 Financial Highlights

Revenue for 2014 increased 11 percent to $911.4 million, from $824.8 million in 2013. The Company’s 2014 operating margin was 29.4 percent, compared to 32.4 percent in 2013. Net income for the year was $249.7 million compared to $219.7 million in 2013. EPS for 2014 increased 13 percent to $2.97 per diluted share from $2.62 per diluted share in 2013.

During 2014, Syntel spent $19.2 million in CAPEX, largely in support of campus infrastructure, and finished the year with cash and short-term investments of $867.1 million. The Company added 27 new clients during the year and ended 2014 with 24,553 employees globally.

Operational Highlights

“During the fourth quarter of 2014, Syntel continued to execute well on our strategic and operational plans,” said Syntel CEO and President Nitin Rakesh. “We see numerous opportunities to build on this in 2015, as customers look for a strong partner with broad technological expertise and deep industry capabilities.”

“Interest in digital-led transformation initiatives remains high across our focus industries as our clients look for ways to drive growth and enhance customer connect,” said Rakesh. “Syntel’s robust capabilities in this area are helping our customers navigate through change while supporting a seamless transition for the critical systems that run their businesses.”

“Our relentless focus on delivering innovation and aligning with trends impacting our customers guides our investment in high-value service capabilities. This positions us to build on our valued long-standing relationships, and develop newer ones that will be important to our future success.”

2015 Guidance

Based on current visibility levels and an exchange rate assumption of 62 Indian rupees to the dollar, the Company currently expects 2015 revenue of $985 million to $1,025 million and EPS in the range of $2.70 to $2.95.

Syntel to Host Conference Call

Syntel will discuss its fourth quarter 2014 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until February 26, 2015 by dialing (855) 859-2056 and entering “86305287”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq: SYNT) is a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies. Syntel’s mission is to create new opportunities for clients by harnessing our passion, talent and innovation. We combine technology expertise, industry knowledge and a global delivery model to drive business value creation. Syntel’s “Customer for Life” philosophy drives our relentless focus to build long-term, collaborative client partnerships. To learn more, visit us at: www.syntelinc.com

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2014	2013	2014	2013

Net revenues	$235,324	$223,287	$911,429	$824,765
Cost of revenues	137,856	118,169	533,862	460,576

Gross profit	97,468	105,118	377,567	364,189
Selling, general and administrative expenses	24,109	29,759	109,217	96,587

Income from operations	73,359	75,359	268,350	267,602

Other income, net	15,906	9,802	50,523	18,220

Income before provision for income taxes	89,265	85,161	318,873	285,822

Income tax expense	18,563	18,856	69,133	66,164

Net income	$70,702	$66,305	$249,740	$219,658

Other Comprehensive Income (Loss)

Foreign currency translation adjustments	$(27,371)	$10,690	$(32,381)	$(64,641)
Gains (losses) on derivatives:
Gains (losses) arising during period on net investment hedges	—	1,116	724	(6,796)

Unrealized gains (losses) on securities:
Unrealized holding gains arising during period	1,972	2,773	5,777	5,460
Reclassification adjustment for gains included in net income	(5,813)	(311)	(4,555)	(942)

	(3,841)	2,462	1,222	4,518

Defined benefit pension plans:
Net Profit arising during period	(1,146)	281	(1,147)	280
Amortization of prior service cost included in net periodic pension cost	7	75	29	146

	(1,139)	356	(1,118)	426

Other comprehensive income (loss), before tax	(32,351)	14,624	(31,553)	(66,493)
Income tax benefits (expenses) related to Other Comprehensive Income (loss)	286	(951)	(388)	(1,677)

Other comprehensive income (loss), net of tax	(32,065)	13,673	(31,941)	(68,170)

Comprehensive Income	$38,637	$79,978	$217,799	$151,488

Dividend per share	$—	$—	$—	$—

EARNINGS PER SHARE:
Basic	$0.84	$0.79	$2.98	$2.63
Diluted	$0.84	$0.79	$2.97	$2.62

Weighted average common shares outstanding:

Basic	83,897	83,672	83,785	83,582

Diluted	84,055	83,900	83,971	83,764

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31, 2014	December 31, 2013

ASSETS

Current assets:
Cash and cash equivalents	$197,708	$178,757
Short term investments	669,353	490,177
Accounts receivable, net of allowance for doubtful accounts of $703 and $2,022 at December 31, 2014 and December 31, 2013, respectively	111,993	101,974
Revenue earned in excess of billings	27,493	22,275
Deferred income taxes and other current assets	56,930	49,929

Total current assets	1,063,477	843,112

Property and equipment	210,206	198,687
Less accumulated depreciation and amortization	101,155	89,082

Property and equipment, net	109,051	109,605

Goodwill	906	906

Non current Term Deposits with Banks	105	163

Deferred income taxes and other non current assets	50,476	43,390

TOTAL ASSETS	$1,224,015	$997,176

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accrued payroll and related costs	$60,765	$56,308
Income taxes payable	23,781	19,224
Accounts payable and other current liabilities	33,573	36,661
Deferred revenue	3,266	4,729
Loans and borrowings	8,852	7,363

Total current liabilities	130,237	124,285

Other non current liabilities	16,198	11,970
Non Current loans and borrowings	129,750	138,375

TOTAL LIABILITIES	276,185	274,630

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	947,830	722,546

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,224,015	$997,176